Exhibit 3.4

Delaware PAGE 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF "AECP OPERATING COMPANY, LLC", FILED IN THIS OFFICE ON THE THIRTIETH DAY OF OCTOBER, A.D. 2013, AT 6:11 O'CLOCK P.M.

5424198 8100	/s/ Jeffrey W. Bullock
131253554	Jeffrey W. Bullock. Secretary of State
You may verify this certificate online	AUTHENTICATION: 0855933
at corp.delaware.gov/authver.shtml	DATE: 10-30-13

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:40 PM 10/30/2013
FILED 06:11 PM 10/30/2013
SRV 131253554 - 5424198 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is AECP Operating Company, LLC

Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington  Zip code 19808. The name of its Registered agent at such address is Corporation Service Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                                .” )

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 30th day of October       , 2013

By:	/s/ Carla A. Thomas
Authorized Person (s)

Name:	Carla A. Thomas